Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-149888, No. 333-178533 and No. 333-186336 on Form S-8 of our report dated April 28, 2015 (April 21, 2017 as to retrospective adjustments to the 2014 financial statements relate to discontinued operations described in Note 3), relating to the consolidated financial statements of China Digital TV Holding Co., Ltd., its subsidiaries, its variable interest entity (the “VIE”) and the VIE’s subsidiary (collectively, the “Group”) for the year ended December 31,2014, and the related financial statement schedule of China Digital TV Holding Co., Ltd. for the year ended December 31, 2014 appearing in this Annual Report on Form 20-F of China Digital TV Holding Co., Ltd. for the year ended December 31, 2016.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People's Republic of China

April 21, 2017